Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the amended and restated 2022 Equity Incentive Plan of Newton Golf Company, Inc. of our report dated April 4, 2025, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Newton Golf Company, Inc.’s ability to continue as a going concern), relating to the financial statements of Newton Golf Company, Inc. as of December 31, 2024 and 2023 which appear in Newton Golf Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

December 18, 2025

1925 Century Park East, Suite 1120 Los Angeles, California 90067 Telephone: 310.601.2200 Fax: 310.601.2201 www.weinbergla.com